FOR FURTHER INFORMATION:
Specialty Underwriters’ Alliance, Inc. Scott Goodreau (888) 782-4672 sgoodreau@suainsurance.com	Financial Relations Board Leslie Loyet (312) 640-6672 lloyet@mww.com

FOR IMMEDIATE RELEASE
THURSDAY, MAY 7, 2009

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
REPORTS 20% PREMIUM GROWTH FOR FIRST QUARTER 2009

CHICAGO – May 7, 2009 – Specialty Underwriters’ Alliance, Inc. (NASDAQ: SUAI) today announced financial results for the quarter ended March 31, 2009.

Highlights

•	Net income for the first quarter of 2009 was $1.0 million, compared to $3.5 million for the comparable quarter in 2008;

•	EPS of $0.06 compared to $0.22 one year ago;

•	Gross written premiums of $29.0 million for the first quarter of 2009, compared to $24.1 million for the first quarter of 2008;

•	Earned premiums of $34.8 million for the first quarter 2009, compared to $35.8 million for the comparable quarter in 2008;

•	Book value per share was $8.73 as of March 31, 2009, compared to $8.62 as of December 31, 2008.

Courtney Smith, president and chief executive officer, stated, “To start, our 2009 annual meeting of stockholders was held on Tuesday of this week. We are awaiting certification of results by IVS Associates, the Inspector of Elections.

“Regarding our business operations, although the insurance marketplace continues to be competitive, we see some signs of hardening as demonstrated by the reinsurance rate increases for renewals this year. Despite difficult overall economic and industry conditions affecting our results, we were able to grow our comparable quarterly premiums by over 20% due mainly to the writing of several new large alternative staffing program accounts and a significant number of new e-comp. accounts.

“In our alternative staffing workers’ compensation segment, we have previously commented on the significant rate decreases that have occurred in California and Florida. We are encouraged with the most recent workers’ compensation rate increase in Florida of 6.4%, the suggested rate increase by the California Department of Insurance of 5.0% and a future rate increase recommendation by the Workers Compensation Insurance Rating Bureau California of 23.7%. Also, recent proposed legislation in Florida to reverse the effect of a recent ruling by the Florida courts relating to legal fees is quite promising. We are pleased that we have been able to retain most of our accounts at adequate rates, attract new large accounts and grow other programs such as temporary staffing to help offset these decreases.

“We have also expanded our e-comp. program parameters in the midwestern and southeastern states and anticipate increased quoting and new business opportunities. Our writings with our Partner Agent who represent these geographic areas, AUI, have grown by over 200% since the first quarter of 2008.

“For our trucking business, we have increased premium by approximately 30% from the prior comparable quarter. Despite recent pressure due to new entrants, we believe additional opportunities to expand exist as well.

“Finally, reflecting the weak construction markets, our contractors’ business continues to decline. However, this book remains quite profitable and we are poised to write more of this business when market conditions improve.

“Our book is much more diversified than it was a year ago. The concentration of our biggest three agents has been reduced by over 20% and our two biggest states by over 36%.

“While overall market conditions deteriorated in the first quarter, our conservative approach to managing our investment portfolio continues to provide a strong balance sheet. Our conservative strategy is centered on a mix of short term investments and investments in highly rated, fixed income securities with an average duration of approximately 3.5 years.

“We have built ourselves as an underwriting company with the supporting infrastructure that allows us to deeply understand our market segments and dynamically take advantage of opportunities as they arise. We have shown our ability to take such action in the past and will continue to due so as conditions warrant. As our loss ratios demonstrate, we have maintained our underwriting and pricing discipline and continue to look to grow our top line but not at the expense of healthy bottom line results. We will continue to look for ways to optimize stockholder value through either organic growth or alternative strategic opportunities.”

Financial Results
Gross written premiums were $29.0 million for the three months ended March 31, 2009, versus $24.1 million in the first quarter of 2008. Earned premiums were $34.8 million for the first quarter of 2008 compared to $35.8 million for the first quarter of 2008.

Total expenses for the three months ended March 31, 2009, were $36.0 million, consisting of loss and loss adjustment expenses of $20.9 million, acquisition expenses of $8.6 million and other operating expenses of $6.6 million. Total expenses for the three months ended March 31, 2008, were $35.7 million, consisting of loss and loss adjustment expenses of $21.1 million, acquisition expenses of $8.7 million and other operating expenses of $5.9 million. The increase in other operating expenses was mainly attributable to a one-time expense relating to the proxy contest waged by Hallmark Financial Services, Inc.

For the first quarter of 2009, net loss and loss adjustment expense ratio was 60.1% versus 58.9% for the comparable quarter in 2008. This increase was primarily driven by higher loss ratios in our workers’ compensation book of business due to lower state mandated rates in Florida. This was partially offset by favorable prior year loss development for the first quarter of 2009 of $0.8 million primarily attributable to improved loss development in our workers’ compensation line of business.

Net investment income for the three months ended March 31, 2009, was $2.8 million, compared to $2.7 million for the prior year period. While investments decreased $1.9 million from $263.4 million to $261.5 million at March 31, 2009, investment income increased $0.1 million. Total revenues were $37.5 million for the first quarter of 2009, compared to $38.5 million for the first quarter of 2008.

Net income for the quarter ended March 31, 2009, was $1.0 million, compared to $3.5 million for the comparable period in 2008. The decrease in our net income was due to a decrease in our pre-tax income and an increase in our taxes resulting from our change of status to a full taxpayer which occurred in the second quarter of 2008. The decrease in the company’s pre-tax income was primarily due to a decrease in earned premium resulting from reductions in workers’ compensation rates and weak economic conditions.

Earnings per share for the three months ended March 31, 2009, was $0.06 compared to $0.22 for the same period in 2008.

Financial Condition
As of March 31, 2009, the company reported investments of $261.5 million, total assets of $451.8 million, total liabilities of $313.7 million and shareholders’ equity of $138.1 million. Book value per share as of March 31, 2009, was $8.73 and tangible book value per share was $8.05. As of December 31, 2008, the company reported investments of $263.4 million, total assets of $454.7 million, total liabilities of $318.4 million and shareholders’ equity of $136.3 million. Book value per share as of December 31, 2008 was $8.62 and tangible book value per share was $7.94. Book value includes unrealized losses of $1.6 million as of March 31, 2009 as compared to unrealized losses of $2.2 million as of December 31, 2008.

Conference Call Details
SUAI will host a conference call on Friday, May 8, 2009 at 11:00 a.m. Eastern Time to discuss fourth quarter and full year results. Interested parties may access the call live by dialing 877-397-0284 or the live webcast by visiting the “Investor Relations” page of SUAI’s website at www.suainsurance.com.

A replay of the call will be available by dialing 888-203-1112, and entering pass code 1626544 through May 15, 2009. A replay of the call will also remain on the company’s website for at least 90 days following the event.

About Specialty Underwriters’ Alliance, Inc.
Specialty Underwriters’ Alliance, Inc., through its subsidiary SUA Insurance Company, is a specialty property and casualty insurance company providing commercial insurance products through exclusive wholesale Partner Agents that serve niche groups of insureds. These targeted customers require highly specialized knowledge due to their unique risk characteristics. Examples include tow trucks, professional employer organizations, public entities, and contractors. SUA’s innovative approach provides products and claims handling, allowing the Partner Agent to focus on distribution and customer relationships.

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the company may include forward-looking statements that reflect the company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world’s financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; acceptance of our products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; decreased demand for our insurance or reinsurance products; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Summary Financial Data
(in millions, except per share data)

	For the Three Months
	Ended March 31,
	2009	2008
Results of operations
Gross written premiums	$29.0	$24.1
Net written premiums	27.0	21.7
Earned premiums	$34.8	$35.8
Net investment income	2.8	2.7
Net realized (losses)	(0.1)	—

Total revenues	37.5	38.5

Loss and loss adjustment expenses	20.9	21.1
Acquisition expenses	8.6	8.7
Other operating expenses	6.6	5.9

Total expenses	36.1	35.7

Pre-tax income	1.4	2.8
Income tax benefit/(expense)	(0.4) 36.0	0.7

Net income	$1.0	$3.5

Key ratios
Net loss and loss adjustment expense ratio	60.1%	58.9%
Ratio of acquisition expenses to earned premiums	24.7%	24.3%
Ratio of all other expenses to gross written premiums	22.8%	24.5%
Net income per share
Basic	$0.06	$0.22
Diluted	$0.06	$0.22
Weighted Average Shares Outstanding
Basic	15.8	15.6
Diluted	15.9	15.6

Summary Financial Data
(in millions, except per share data)
	As of	As of
	March 31,	December 31,
Assets	2009	2008
Investments	$261.5	$263.4
Cash	0.4	0.2
Insurance premiums receivable	59.7	60.7
Reinsurance recoverable on unpaid loss and loss adjustment expenses*	79.9	79.6
Prepaid reinsurance premiums	0.5	0.3
Investment income accrued	2.3	2.5
Equipment and capitalized software at cost (less accumulated depreciation of $17.2 and $15.5)	13.1	13.6
Intangible assets	10.8	10.7
Deferred acquisition costs	15.9	18.2
Deferred tax asset	3.0	3.1
Other assets	4.7	2.4

Total assets	$451.8	$454.7

Liabilities
Loss and loss adjustment expense reserves*	$216.1	$214.9
Unearned insurance premiums	72.8	80.6
Insured deposit funds	16.2	15.8
Accounts payable and other liabilities	8.6	7.1

Total liabilities	313.7	318.4

Shareholders’ equity
Common stock at $0.01 par value per share – authorized: 30.0 shares; issued: 14.7 shares; outstanding: 14.4 shares and 14.7 shares	0.1	0.1
Class B common stock at $0.01 par value per share – authorized: 2.0 shares; issued and outstanding: 1.4 shares and 1.4 shares	0.0	0.0
Paid in capital – Common Stock	130.1	129.9
Paid in capital – Class B Common Stock	8.1	8.1
Accumulated earnings	2.7	1.7
Treasury stock	(1.3)	(1.3)
Accumulated other comprehensive income (loss)	(1.6)	(2.2)

Total stockholders’ equity	138.1	136.3

Total liabilities and stockholders’ equity	$451.8	$454.7

Book value data
Weighted average shares outstanding	15.8	15.8
Book value per share	$8.73	$8.62
Tangible book value per share	$8.05	$7.94

• Includes $51.4 million and $53.2 million as of March 31, 2009 and December 31, 2008 of direct gross loss and loss adjustment expense reserves of Potomac Insurance Company of Illinois, which reinsured all of its direct liabilities to OneBeacon Insurance Company and is reflected on SUA’s balance sheet as a reinsurance recoverable.

Gross Written Premium Data
For the Three Months Ended March 31
(in millions, except percentages)

	Three Months Ended		Three Months Ended
	March 31, 2009		March 31, 2008
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
Risk Transfer Holdings, Inc.	$11.0	37.9%	$9.2	38.2%
American Team Managers.	5.5	19.0%	6.2	25.7%
Appalachian Underwriters, Inc.	5.5	19.0%	1.8	7.5%
AEON Insurance Group, Inc.	4.0	13.8%	5.6	23.2%
First Light Program Manages, Inc.	1.3	4.5%	0.4	1.7%
Northern Star Management, Inc.	1.1	3.8%	—	0.0%
Insential, Inc.	0.2	0.7%	0.3	1.2%
Flying Eagle Insurance Services, Inc.	0.1	0.3%	0.2	0.8%
Specialty Risk Solutions, LLC.	—	0.0%	—	0.0%
Other.	0.3	1.0%	0.4	1.7%

Total.	$29.0	100.0%	$24.1	100.0%

	Three Months Ended		Three Months Ended
	March 31, 2009		March 31, 2008
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
California.	$8.9	30.7%	$11.5	47.7%
Texas.	2.6	9.0%	4.9	20.3%
Florida.	1.4	4.8%	1.7	7.1%
Other States.	16.1	55.5%	6.0	24.9%

Total.	$29.0	100.0%	$24.1	100.0%

	Three Months Ended		Three Months Ended
	March 31, 2009		March 31, 2008
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
Workers’ compensation	$18.4	63.4%	$11.9	49.4%
Commercial automobile.	8.4	29.0%	7.6	31.5%
General liability.	1.6	5.5%	3.9	16.2%
All Other.	0.6	2.1%	0.7	2.9%

Total.	$29.0	100.0%	$24.1	100.0%